Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE

Media Contact Information:	Investor Relations Contacts:
Kim Doran	Chuck Coppa, CFO
Quixote Group	American Power Group Corporation
336-413-1872	781-224-2411
kdoran@quixotegroup.com	ccoppa@americanpowergroupinc.com

Mike Porter
Porter, LeVay, & Rose, Inc.
212-564-4700
mike@plrinvest.com

American Power Group Corporation Reports Second Quarter Fiscal 2015 Results
Lynnfield, MA - May 20, 2015 - American Power Group Corporation (OTCQB: APGI), today announced results for the three and six months ending March 31, 2015.
Lyle Jensen, American Power Group Corporation’s Chief Executive Officer stated, “The unexpected quick drop in global oil and diesel prices has caused a short-term disruption to APG’s historic revenue streams. However, we are fortunate to have developed a dual fuel natural gas technology that continues to achieve new approvals and endorsements in both domestic and international niche markets that are not as price sensitive to diesel. We have seen the rate of idled rigs slow significantly in the past few weeks and we have begun to receive new orders for FY Q3/Q4 delivery as the industry looks for cost savings on the existing rigs remaining in operation. During April, crude oil prices rose 24% over the FY Q2 low and the Government’s Energy Information Administration (EIA) reported that diesel prices are expected to see their low price point in May and then experience a steady rise to an average price over $3.25/gallon in CY 2016 which is a 30% increase over the low point this past quarter. I would like to share several notable new markets that we expect to generate growing revenue during CY 2015:
* EPA IUL Approvals of Late-Model Class 8 Trucks - In the past one hundred fifty days, APG has achieved EPA IUL approvals for an industry leading 18 engine families that are model year 2010 and newer. Our 2015 investment in EPA IUL approvals has positioned us to offer APG’s dual fuel technology to larger corporate fleets and first generation truck owners who are better capitalized and have more specific emission sustainability goals to achieve. APG is working closely with over 80 salespeople who represent the leading CNG and LNG fueling suppliers across North America that have been trained to present the benefits of APG’s dual fuel system to these new first generation owners. In the past three months, APG has presented to more Top 100 For-Hire fleets and large private corporations than at any time in the history of our company. Several have begun their early-adopter test phase which we expect will lead to larger follow-on opportunities later in the calendar year. Of special note are heavy-haul requirements above 400 horsepower where there are no Class 8 natural gas engine solutions except APG’s dual fuel conversion of a high-horsepower diesel engine.
* Dual Fuel Gliders and Severe Duty Dual Fuel Gliders - In February 2015, Harrison Truck Centers (“HTC”) selected APG’s dual fuel system to be factory-installed at their Freightliner/Western Star glider assembly facility. HTC now has three demo dual fuel gliders performing well in the field and we have generated cumulative quotations totaling several hundred new dual fuel gliders. Of particular interest has been HTC’s newest severe-duty glider that has tested in the oil & gas fields, the logging industry and most recently in heavy-haul applications in coal mines. Dual fuel gliders are attractive despite the current low diesel prices due to their lower purchase price, having lighter engine weight to ship more revenue, and the re-man glider engine avoids the higher recurring operating expense of late-model diesel emission regeneration systems.

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* APG Dual Fuel In Latin America - Our fiscal year-to-date international revenue has increased 2.5X over the same period last year due primarily to our growing markets in Latin America. The unique economic model in this region comes from customers having no weight restrictions and using heavy steel tanks that are a fraction of the cost compared to carbon-wound fiberglass tanks here in the United States. These enhanced economics are resulting in an increasing level of interest in the four Latin American countries we are operating in, all of which are forecasting increased APG dual fuel activity for 2015.
* Fueled By Flare™ Initiative - One of the newest and most exciting emerging natural gas technology megatrends is monetizing liquid and gas products from flared gas through a fractionation process which can create sellable propane, butane, condensate, and usable methane for CNG and LNG usage. APG has developed dual fuel calibration programs to safely and successfully use this processed flared methane to operate drilling rigs, frac trailers, pumps, generators and Class 8 trucks. Over the past several months, we have tripled the number of drill rig units in the Bakken region of North Dakota that are either operating on or being converted to APG’s dual fuel solution. Additionally, we are working with fueling suppliers who are beginning to build CNG and LNG fueling stations in the region which open up the 40,000 registered North Dakota trucks to the benefits of APG’s dual fuel solution. The interesting economic dynamics in this region go well beyond the current diesel price due to increased penalties and restrictions associated with the flaring of wellhead gas. Federal, state, and local emission regulations are scheduled to only get tougher as it relates to the amount of wellhead/flared gas that can be emitted to the environment. We believe APG’s dual fuel solution will grow to become a major consumer and sustainability solution for the Bakken region as well as in all oil & gas regions that face a flared gas challenge.”
Chuck Coppa, American Power Group’s Chief Financial Officer stated, “The results for the three and six months ended March 31, 2015 and 2014 reflect the retroactive application of a technical correction issued by the Financial Accounting Standards Board regarding the characterization of the fair value of warrants containing a certain anti-dilution feature referred to as a “down round protection” issued with our 10% Convertible Preferred Stock. Under this technical correction, the fair value of the warrants are to be recorded as a liability as of the initial transition date with subsequent changes in the fair value recorded through the income statement as a non-cash “revaluation of warrants” expense or income on a quarterly basis. During the three and six months ended March 31, 2015, we recognized non-cash warrant revaluation income of approximately $1,315,000 and 5,802,000, respectively, and warrant revaluation expense of approximately $9,038,000 and 9,632,000 during the three months and six months ended March 31, 2014. As of March 31, 2015, holders of approximately 82% of these warrants have agreed to waive this provision on a go-forward basis which will significantly reduce the impact of quarterly revaluations on a go-forward basis.”
Mr. Coppa added, “In light of the recent unanticipated drop in oil prices and the impact it has had on our business in the short term, we are currently in discussions with several existing large shareholders including several members of our Board of Directors regarding an additional capital infusion of at least $2.5 million. This capital will allow us to complete the remaining key approvals needed in the U.S., Canada, and Latin America, support our Fueled By Flare™ initiatives in the Bakkens of North Dakota, as well as evaluate several new markets which we believe represent significant near term opportunities. We anticipate closing on this funding within the next week to ten days and cannot be happier that the continued strategic support and funding is coming from our existing shareholders.”
Conference Call
Please join us today at 9:30 AM Eastern when we will discuss the results for the three months ended March 31, 2015. To participate, please call 1-888-364-3109 and ask for the American Power Group call using pass code 1783003. A replay of the conference call can be accessed until 11:50 PM on June 20, 2015 by calling 1-719-457-0820 and entering pass code 1783003.
Three Months ended March 31, 2015 Compared to the Three Months ended March 31, 2014
Net sales for the three months ended March 31, 2015 decreased $784,000 or 62 percent to $474,000 as compared to net sales of $1,258,000 for the three months ended March 31, 2014. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world the price of oil in the U.S. has dropped to the $50 - $60 per barrel range which has resulted in a steady decrease in diesel prices during the three months ended March 31, 2015. While natural gas prices at the pump have remained stable, the price spread between lower diesel prices and natural gas have tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent decrease in oil/diesel pricing has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers in the near term due to the current tighter price spread between diesel and natural gas.
North American stationary revenues for the three months ended March 31, 2015 were approximately $230,000 which was $600,000 or 72 percent lower as compared to the three months ended March 31, 2014. Our decrease in stationary sales is a direct result of the idling of over 50 percent of the drilling rigs in North America over the past several quarters and slower capital expenditures in the oil and gas industry.
Domestic vehicular revenues for the three months ended March 31, 2015 decreased $345,000 or 96 percent to $14,000 as compared to the three months ended March 31, 2014. The decrease was attributable to the recent drop in U.S. oil prices and resulting tighter price spread between diesel and natural gas during the quarter which has led to the deferrals of new inventory stocking orders by

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several WheelTime member distributor/installers as well as several customers as they work through existing dual fuel inventories in light of this tighter price spread.
International vehicular revenues for the three months ended March 31, 2015 increased $165,000 or 255 percent to $230,000 as compared to the three months ended March 31, 2014. The increase was attributable to a shipment of vehicular dual fuel systems to our distributor in the Dominican Republic.
During the three months ended March 31, 2015 we had a negative gross profit of $185,000 or 39 percent of net sales as compared to a gross profit of $347,000 or 28 percent of net sales for the three months ended March 31, 2014. The decrease in gross profit was primarily due to decreased revenues as well as increased direct material costs associated with several functional upgrades and enhancements made to our dual fuel solution.
Selling, general and administrative expenses for the three months ended March 31, 2015 decreased $15,000 to $918,000 as compared to $933,000 for the three months ended March 31, 2014.
During the three months ended March 31, 2015, interest and financing expense increased $24,000 or 52 percent to $69,000 as compared to $45,000 for the three months ended March 31, 2014 due to increased borrowings and interest rates.
During the three months ended March 31, 2015 the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of $1,315,000 as compared to a non-income revaluation expense of $9,038,000 during the three months ended March 31, 2014.
Our net income for the three months ended March 31, 2015 was $92,000 or $0.00 per basic share as compared to a net loss of $9,694,000 or $(0.20) per basic share for the three months ended March 31, 2014. The calculation of net loss per share available for Common shareholders for the three months ended March 31, 2015 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $285,000. The calculation of net loss per share available for Common shareholders for the three months ended March 31, 2014 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $235,000.

Six Months ended March 31, 2015 Compared to the Six Months ended March 31, 2014
Net sales for the six months ended March 31, 2015 decreased $1,571,000 or 51 percent to $1,530,000 as compared to net sales of $3,101,000 for the six months ended March 31, 2014. Due to increased oil reserves and a decrease in the growth rate of demand throughout certain parts of the world the price of oil in the U.S. has dropped to the $50 - $60 per barrel range which has resulted in a steady decrease in diesel prices during the six months ended Mach 31, 2015. While natural gas prices at the pump have remained stable, the price spread between lower diesel prices and natural gas have tightened. Because our dual fuel technology displaces higher cost diesel fuel with lower cost and cleaner burning natural gas, the recent decrease in oil/diesel pricing has impacted the timing of dealer restocking orders and the implementation schedules of existing and prospective customers in the near term due to the current tighter price spread between diesel and natural gas.
North American stationary revenues for the six months ended March 31, 2015 were approximately $1,200,000 which was $946,000 or 44 percent lower as compared to the six months ended March 31, 2014. The decrease was primarily due to an initial $750,000 inventory stocking order placed by our new Canadian dealer/installer during the three months ended December 31, 2014 which were subsequently installed during the remainder of fiscal 2015. In addition, the decrease is related to the idling of over 50 percent of the drilling rigs in North America over the past several quarters and slower capital expenditures in the oil and gas industry.
Domestic vehicular revenues for the six months ended March 31, 2015 decreased $790,000 or 90 percent to $89,000 as compared to the six months ended March 31, 2014. The decrease was attributable to the recent drop in U.S. oil prices and resulting tighter price spread between diesel and natural gas during the quarter which has led to the deferrals of new inventory stocking orders by several WheelTime member distributor/installers as well as several customers as they work through existing dual fuel inventories in light of this tighter price spread.
International vehicular revenues for the six months ended March 31, 2015 increased $165,000 or 255 percent to $230,000 as compared to $65,000 for the six months ended March 31, 2014. The increase was attributable to a shipment to our distributor in the Dominican Republic.
During the six months ended March 31, 2015 our gross profit was $84,000 or 6 percent of net sales as compared to a gross profit of $1,248,000 or 40 percent of net sales for the six months ended March 31, 2014. The decrease in gross profit was primarily due to decreased revenues as well as increased direct material costs associated with several functional upgrades and enhancements made to our dual fuel solution.
Selling, general and administrative expenses for the six months ended March 31, 2015 increased $30,000 to $1,954,000 as compared to $1,924,000 for the six months ended March 31, 2014.
During the six months ended March 31, 2015, interest and financing expense increased $42,000 or 46 percent to $133,000 as compared to $91,000 for the six months ended March 31, 2014 due to increased borrowings and interest rates.

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During the six months ended March 31, 2015, the revaluation of our warrant liability to fair value resulted in non-cash revaluation income of to $5,802,000 as compared to a non-cash revaluation expense of $9,362,000 for the six months ended March 31,2014.
Our net income for the six months ended March 31, 2015 was $3,716,000 or $0.07 per basic share as compared to a net loss of $10,181,000 or $(0.21) per basic share for the six months ended March 31, 2014. The calculation of net loss per share available for Common shareholders for the six months ended March 31, 2015 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $550,000 and a beneficial conversion feature of $395,000. The calculation of net loss per share available for Common shareholders for the six months ended March 31, 2014 reflects the inclusion of Convertible Preferred Stock quarterly dividends of $480,000.

Condensed Consolidated Statements of Operations
	Three Months Ended March 31,		Six Months Ended September 30,
	2015	2014	2015	2014

Net sales...............................................................................	$474,000	$1,258,000	$1,530,000	$3,101,000
Cost of sales.........................................................................	659,000	911,000	1,446,000	1,853,000
Gross (loss) profit ...........................................................	(185,000)	347,000	84,000	1,248,000
Selling, general and administrative......................................	918,000	933,000	1,954,000	1,924,000
Operating loss from continuing operations.....................	(1,103,000)	(586,000)	(1,870,000)	(676,000)
Other income (expense):
Interest and financing expense........................................	(69,000)	(45,000)	(133,000)	(91,000)
Revaluation of warrants ..................................................	1,315,000	(9,038,000)	5,802,000	(9,362,000)
Other, net.........................................................................	(51,000)	(25,000)	(83,000)	(52,000)
Other income (expense), net .................................	1,195,000	(9,108,000)	5,586,000	(9,505,000)
Net income (loss).................................................................	92,000	(9,694,000)	3,716,000	(10,181,000)
10% Convertible Preferred dividends.............................	(285,000)	(235,000)	(550,000)	(480,000)
Series B, 10% Convertible Preferred stock beneficial conversion feature...........................................	—	—	(395,000)	—
Net income (loss) available to Common stockholders.........	$(193,000)	$(9,929,000)	$2,771,000	$(10,661,000)

Net income (loss) from continuing operations per share ...................................................................................	(0.00)	$(0.21)	$0.07	$(0.21)
Net loss per Common share - 10% Convertible Preferred Stock dividend............................................	(0.01)	(0.01)	(0.01)	(0.01)
Net loss per Common share - Series B, 10% Convertible Preferred Stock beneficial conversion feature .................................................................................	(0.00)	(0.00)	(0.01)	(0.00)
Net income (loss) attributable to Common Stockholders per share, basic ..................................................................	$(0.01)	$(0.22)	$0.05	$(0.22)

Weighted Average shares outstanding, basic.......................	51,203,118	49,062,385	50,971,167	48,722,918

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Condensed Consolidated Balance Sheet Data
	March 31, 2015	September 30, 2014
Assets
Current assets.......................................................................................................	$2,460,000	$3,111,000
Property, plant and equipment, net......................................................................	743,000	832,000
Other assets.........................................................................................................	4,566,000	4,578,000
	$7,769,000	$8,521,000
Liabilities and Stockholders' Equity
Current liabilities.................................................................................................	$2,274,000	$2,429,000
Notes payable and related party notes, net of current portion ............................	2,376,000	2,364,000
Warrant liability, noncurrent...............................................................................	215,000	6,497,000
Notes payable, related parties, non-current.........................................................	—	200,000
Obligations due under lease settlement, net of current portion ..........................	506,000	506,000
Stockholders' equity ...........................................................................................	2,398,000	(3,475,000)
	$7,769,000	$8,521,000

About American Power Group Corporation
American Power Group’s alternative energy subsidiary, American Power Group, Inc., provides a cost-effective patented Turbocharged Natural Gas® conversion technology for vehicular, stationary and off-road mobile diesel engines. American Power Group's dual fuel technology is a unique non-invasive energy enhancement system that converts existing diesel engines into more efficient and environmentally friendly engines that have the flexibility to run on: (1) diesel fuel and liquefied natural gas; (2) diesel fuel and compressed natural gas; (3) diesel fuel and pipeline or well-head gas; and (4) diesel fuel and bio-methane, with the flexibility to return to 100% diesel fuel operation at any time. The proprietary technology seamlessly displaces up to 75% of the normal diesel fuel consumption with the average displacement ranging from 40% to 65%. The energized fuel balance is maintained with a proprietary read-only electronic controller system ensuring the engines operate at original equipment manufacturers’ specified temperatures and pressures. Installation on a wide variety of engine models and end-market applications require no engine modifications unlike the more expensive invasive fuel-injected systems in the market. See additional information at: www.americanpowergroupinc.com.
Caution Regarding Forward-Looking Statements and Opinions
With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements and opinions, including, but not limited to, statements relating to new markets, development and introduction of new products, and financial and operating projections. These forward-looking statements and opinions are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements and opinions. These risk factors include, but are not limited to, the fact that our dual fuel conversion business has lost money in the last six consecutive fiscal years, the risk that we may require additional financing to grow our business, the fact that we rely on third parties to manufacture, distribute and install our products, we may encounter difficulties or delays in developing or introducing new products and keeping them on the market, we may encounter lack of product demand and market acceptance for current and future products, we may encounter adverse events economic conditions, we operate in a competitive market and may experience pricing and other competitive pressures, we are dependent on governmental regulations with respect to emissions, including whether EPA approval will be obtained for future products and additional applications, the risk that we may not be able to protect our intellectual property rights, factors affecting the Company's future income and resulting ability to utilize its NOLs, the fact that our stock is thinly traded and our stock price may be volatile, the fact that we have preferred stock outstanding with substantial preferences over our common stock, the fact that the conversion of the preferred stock and the exercise of stock options and warrants will cause dilution to our shareholders, the fact that we incur substantial costs to operate as a public reporting company and other factors that are detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended September 30, 2014 and the Company's quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements and opinions,

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which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements and opinions that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.